                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            TELEDYNE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.*
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------
* $500 fee paid previously in connection with the filing of materials pursuant to Section 240.14a-11(c) on February 24, 1995.

                             [LOGO]  TELEDYNE, INC.
                             2049 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067-3101
                       (310) 551-4306  FAX (310) 551-4267

                                                                  April 13, 1995

Dear Fellow Teledyne Shareholder:

On April 26, 1995, Teledyne shareholders will elect a Board of Directors to make critical decisions about the future of your investment. As described in recent letters to you, your Board is conducting a process to solicit and assess bids for the sale of the Company to determine whether that would achieve greater value than you would receive through the continued execution of our business plan. WE ARE ACTIVELY ENGAGED IN THIS PROCESS.

                               IMPORTANT REMINDER
     YOUR GREEN PROXY IS VITAL! WE URGE YOU NOT TO VOTE ANY WHITE PROXY CARDS YOU MAY RECEIVE FROM WHX CORPORATION EVEN AS A VOTE AGAINST WHX. THE RETURN OF A WHX PROXY CARD COULD CANCEL YOUR PREVIOUS VOTE FOR TELEDYNE NOMINEES. TO NULLIFY ANY WHITE WHX CARD YOU MAY HAVE SIGNED, SIMPLY MARK, SIGN, DATE, AND RETURN TELEDYNE'S ENCLOSED GREEN PROXY CARD TODAY!

                   TELEDYNE FIRST QUARTER SALES UP 18 PERCENT
                          AND EARNINGS UP 160 PERCENT

Teledyne's results for the first quarter of 1995 reflect another strong gain in performance over the same period last year. Our earnings increased 160 percent to $34.0 million, or $0.61 per share, in the quarter ended March 31, 1995, from $13.1 million, or $0.24 per share in the same period a year ago (excluding a gain on the sale of Teledyne Electronic Systems in 1995 and a litigation charge in the 1994 period). Sales from continuing operations were $623.8 million for the first quarter of 1995, up 18 percent compared to $527.4 million for the same period of 1994. These results confirm that your Company's business plan is bearing fruit.

                TELEDYNE'S GOAL: BEST VALUE FOR OUR SHAREHOLDERS
          WHX NOMINEES' GOAL: GRAB TELEDYNE FOR LOWEST POSSIBLE PRICE

WHX Corporation, which has bid $22 per share ($18 in cash and $4 in WHX common stock) for Teledyne, is seeking to elect two of its directors, Ronald LaBow and Marvin Olshan, to your Board. AS DIRECTORS OF WHX, THEIR OBJECTIVE IS TO GRAB TELEDYNE FOR THE LOWEST POSSIBLE PRICE. As members of Teledyne's Board, WHX's nominees would serve no constructive purpose. To the contrary, they would use their inside track position to pursue their fiduciary duties to WHX shareholders. ELECTING WHX'S NOMINEES IS CONTRARY TO YOUR BEST INTERESTS.

Your Board of Directors consists of experienced business people with a substantial financial stake in the Company and a detailed knowledge of its businesses and prospects. Each of us is committed to doing what is right for the shareholders of Teledyne.

YOUR PROXY IS IMPORTANT! We urge you to re-elect your current Board of Directors so that it may continue and complete this process with all its resources. Time is short. If you have not already done so, PLEASE SIGN, DATE, AND MAIL THE GREEN PROXY CARD TODAY. Thank you for your continued support and interest in Teledyne.

On behalf of your Board of Directors,

Sincerely,

               [SIG]                            [SIG]
William P. Rutledge                             Donald B. Rice
CHAIRMAN AND CHIEF EXECUTIVE OFFICER            PRESIDENT AND CHIEF OPERATING OFFICER

                  If you have questions or need assistance in
                                     voting
                          your shares, please contact:
                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                               New York, NY 10010
                                 (212) 929-5500
                                       or
                         CALL TOLL-FREE (800) 322-2885